Exhibit 10.1

SECURITIES PURCHASE AGREEMENT
This Securities Purchase Agreement (as amended, supplemented, restated and/or modified from time to time, this “Agreement”) is entered into as of June 23, 2023, by and between GSE Systems, Inc., a Delaware corporation (the “Company”), and Lind Global Fund II LP, a Delaware limited partnership (the “Investor”).
BACKGROUND
A. The board of directors (the “Board of Directors”) of the Company has authorized the issuance to Investor of the Notes (as defined below) and the Warrants (as defined below).
B The Investor desires to purchase the Notes and the Warrants on the terms and conditions set forth in this Agreement.
NOW THEREFORE, in consideration of the foregoing recitals and the covenants and agreements set forth herein, and intending hereby to be legally bound, the Company and the Investor hereby agree as follows:
1. DEFINITIONS.  As used in this Agreement, the following terms shall have the following meanings specified or indicated below, and such meanings shall be equally applicable to the singular and plural forms of such defined terms:
“1933 Act” means the Securities Act of 1933, as amended.
“1934 Act” means the Securities Exchange Act of 1934, as amended.
 “Acquisition” means the acquisition by the Company or any direct or indirect Subsidiary of the Company of a majority of the Equity Interests or substantially all of the assets and business of any Person, whether by direct purchase of Equity Interests, asset purchase, merger, consolidation or like combination.
“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.
“Agreement” has the meaning set forth in the preamble.
“Amended and Restated Company Security Agreement” means that certain Amended and Restated Security Agreement, date as of June 23, 2023, which amends in its entirety that certain Security Agreement, dated as of February 23, 2022, among the Company and the Investor.
“Amended and Restated Guaranty” means that certain Amended and Restated Guaranty, date as of June 23, 2023, which amends in its entirety that certain Guaranty, dated as of February 23, 2022, issued by the Subsidiaries in favor of the Investor.
“Amended and Restated Company Pledge Agreement” means that certain Amended and Restated Pledge Agreement, date as of June 23, 2023, which amends in its entirety that certain Pledge Agreement, dated as of February 23, 2022, among the Company and the Investor.
“Amended and Restated Note” means that certain Amended and Restated Senior Convertible Promissory Note due July 23, 2024, issued by the Company to the Investor on June 23, 2023, which amends in its entirety that certain Senior Convertible Promissory Note due February 23, 2024, issued by the Company to the Investor on February 23, 2022.
“Amended and Restated Subsidiary Pledge Agreement” means that certain Amended and Restated Pledge Agreement, date as of June 23, 2023, which amends in its entirety that certain Pledge Agreement, dated as of February 23, 2022, among GSE Performance Solutions, Inc. and the Investor.
“Amended and Restated Subsidiary Security Agreement” means that certain Amended and Restated Security Agreement, date as of June 23, 2023, which amends in its entirety that certain Security Agreement, dated as of February 23, 2022, among the Subsidiaries and the Investor.
“Blue Sky Application” has the meaning set forth in Section 9.3(a).
“Board of Directors” has the meaning set forth in the recitals.
“Business Day” means any day other than a Saturday, Sunday or any other day on which banks are permitted or required to be closed in New York City.
“Capital Stock” means the Common Stock and any other classes of capital stock of the Company.
“Certificate of Incorporation” means the Restated Certificate of Incorporation of the Company, as amended.

“Change of Control” means, with respect to the Company, on or after the date of this Agreement:
(a)
a change in the composition of the Board of Directors of the Company at a single shareholder meeting where a majority of the individuals that were directors of the Company immediately prior to the start of such shareholder meeting are no longer directors at the conclusion of such meeting, without the written consent of the Investor (which consent shall not be unreasonably withheld);

(b)
a change, without prior written consent of the Investor, in the composition of the Board of Directors of the Company prior to the termination of this Agreement where a majority of the individuals that were directors as of the date of this Agreement cease to be directors of the Company prior to the termination of this Agreement; provided that any individual who is nominated by the Board of Directors (or a duly authorized committee thereof) as of the date of this Agreement and is elected or appointed as a director of the Company after the date of this Agreement shall be deemed a member of the Board of Directors of the Company as of the date of this Agreement for all purposes.

(c)
other than a shareholder that holds such a position at the date of this Agreement, if a Person comes to have beneficial ownership, control or direction over more than fifty percent (50%) of the Common Stock of the Company; or

(d)	the sale or other disposition by the Company or any of its Subsidiaries in a single transaction, or in a series of transactions, of all or substantially all of their respective assets.
“Closing” has the meaning set forth in Section 2.2(b).
“Closing Date” has the meaning set forth in Section 2.2(b).
“Commitment Fee” means an amount equal to Three and One-half Percent (3.5%) of the applicable Funding Amount.
“Common Stock” means the common stock of the Company, par value $0.01 per share.
“Company” has the meaning set forth in the preamble.
“Conversion Shares” means the shares of Common Stock issuable upon the full or any partial conversion of a Note.
“Disclosure Letter” has the meaning set forth in Section 3.
“Effectiveness Period” has the meaning set forth in Section 9.2(a).
 “Equity Interests” means and includes capital stock, membership interests and other similar equity securities, and shall also include warrants or options to purchase capital stock, membership interests or other equity interests.
“Event” means any event, change, development, effect, condition, circumstance, matter, occurrence or state of facts.
“Event of Default” has the meaning set forth in Section 7.1.
“Exempted Securities” means (a) securities issued pursuant to Acquisitions approved by a majority of the disinterested directors of the Company, provided that such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith, and provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, (b) equity securities issued by reason of a dividend, stock split, split-up or other distribution on shares Common Stock, (c) shares of Common Stock or rights, warrants or options to purchase shares of Common Stock issued to employees or directors of, or consultants or advisors to, the Company or any of its Subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors, including, but not limited to, the Company’s 1995 Long-Term Incentive Plan, as amended, supplemented or restated (“Equity Plans”), (d) shares of Common Stock actually issued upon the exercise of options, warrants or shares of Common Stock actually issued upon the conversion or exchange of any securities convertible into shares of Common Stock, in each case provided that such issuance is pursuant to the terms of the applicable option, warrant or convertible security, (e) shares of Common Stock issued upon the exercise or conversion of options or warrants (including the February 2022 Warrant) outstanding on the date hereof, and (f) shares of Common Stock issuable in respect of the Amended and Restated Note.
“February 2022 Warrant” means that certain common stock purchase warrant, registered in the name of the Investor issued on February 23, 2022, pursuant to which the Investor has the right to acquire 1,283,732 shares of Common Stock.
“First Closing” has the meaning set forth in Section 2.02.
“First Closing Date” has the meaning set forth in Section 2.02.
“Form 8-K” has the meaning set forth in Section 5.8.
“Funding Amount” means amounts of up to an aggregate Eight Million Dollars ($8,000,000).
“GAAP” means United States generally accepted accounting principles.
“HSR Act” has the meaning set forth in Section 5.15.
“Investor” has the meaning set forth in the preamble.
“Investor Group” shall mean the Investor plus any other Person with which the Investor is considered to be part of a group under Section 13 of the 1934 Act or with which the Investor otherwise files reports under Sections 13 and/or 16 of the 1934 Act.

“Investor Party” has the meaning set forth in Section 5.11(a).
“Investor Shares” means the Conversion Shares, the Warrant Shares, the Repayment Shares and any other shares issued or issuable to the Investor pursuant to this Agreement, any Note or any Warrant.
“IP Rights” has the meaning set forth in Section 3.10.
“Law” means any law, rule, regulation, order, judgment or decree, including, without limitation, any federal and state securities Laws.
“Legend Removal Date” shall have the meaning set forth in Section 5.1(c).
“Losses” has the meaning set forth in Section 5.11(a).
“Material Adverse Effect” means any material adverse effect on (i) the businesses, properties, assets, operations, results of operations or financial condition of the Company, or the Company and the Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder or under the Notes or the Warrants; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect: (a) any adverse effect resulting from or arising out of general economic conditions; (b) any adverse effect resulting from or arising out of general conditions in the industries in which the Company and the Subsidiaries operate; (c) any adverse effect resulting from any changes to applicable Law; or (d) any adverse effect resulting from or arising out of any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; provided, further, that any event, occurrence, fact, condition or change referred to in clauses (a) through (d) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company and/or the Subsidiaries compared to other participants in the industries in which the Company and the Subsidiaries operate.
“Maximum Percentage” means 4.99%; provided, that if at any time after the date hereof the Investor Group beneficially owns in excess of 4.99% of any class of Equity Interests in the Company that is registered under the 1934 Act, then the Maximum Percentage shall automatically increase to 9.99% so long as the Investor Group owns in excess of 4.99% of such class of Equity Interests (and shall, for the avoidance of doubt, automatically decrease to 4.99% upon the Investor Group ceasing to own in excess of 4.99% of such class of Equity Interests).
“Money Laundering Laws” has the meaning set forth in Section 3.25.
“New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become convertible or exchangeable into or exercisable for such equity securities.
“Note” has the meaning set forth in Section 2.1.
“Notice Termination Time” has the meaning set forth in Section 10.2.
“OFAC” has the meaning set forth in Section 3.23.
“Offer Notice” has the meaning set forth in Section 10.1.
“Permitted Indebtedness” means, collectively: (a) indebtedness existing on the date hereof and set forth on Schedule 1 hereto; (b) intercompany indebtedness among Company and its Subsidiaries or among Subsidiaries of the Company; provided that the foregoing shall not be deemed to permit the Company to provide a guarantee in respect of any indebtedness of a Subsidiary; (c) purchase money indebtedness incurred to finance the acquisition of property for use in Company’s and its Subsidiaries’ business and capital lease obligations incurred by Company and its Subsidiaries, each in the ordinary course of business; (d) indebtedness incurred in connection with the financing of insurance premiums in an aggregate amount at any time outstanding not to exceed the premiums owed under such policy; (e) hedging agreements and similar hedge or swap transactions entered into in the ordinary course of business for bona fide hedging purposes relating to cash-flow currency risks and not for speculation; (f) indebtedness incurred in the ordinary course of business with respect to surety and appeals bonds, performance bonds and other similar obligations; (g) indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business; (h) indebtedness in connection with purchase cards, treasury obligations and similar obligations incurred by Company and its Subsidiaries in the ordinary course of business ; (i) indebtedness in connection with letters of credit incurred by Company and its Subsidiaries in the ordinary course of business and commercial revolving lines of credit entered into by Company, which such indebtedness shall not exceed in the aggregate $5,000,000.00; (j) other indebtedness not to exceed $250,000 at any time, and (k) indebtedness in respect of the Amended and Restated Note. Notwithstanding the foregoing, the aggregate indebtedness incurred pursuant to clauses (a)-(c), (e)-(h) and (j) shall not exceed $1,000,000, the aggregate indebtedness incurred pursuant to clause (d) shall not exceed $1,000,000, and the aggregate indebtedness pursuant to this definition of Permitted Indebtedness as a whole, shall not exceed $5,000,000.
“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.
“Prepayment Right” has the meaning set forth in Section 2.4.
 “Press Release” has the meaning set forth in Section 5.8.
“Principal Amount” has the meaning set forth in Section 2.1.
“Proceedings” has the meaning set forth in Section 3.6.
“Prohibited Transaction” means a transaction with a third party or third parties in which the Company issues or sells (or arranges or agrees to issue or sell):
(a) any debt, equity or equity-linked securities (including options or warrants) that are convertible into, exchangeable or exercisable for, or include the right to receive shares of the Company’s Capital Stock:
(i) at a conversion, repayment, exercise or exchange rate or other price that is based on, and/or varies with, a discount to the future trading prices of, or quotations for, shares of Common Stock; or
(ii) at a conversion, repayment, exercise or exchange rate or other price that is subject to being reset at some future date after the initial issuance of such debt, equity or equity-linked security or upon the occurrence of specified or contingent events (other than warrants that may be repriced by the Company); or

(b) any securities in a capital or debt raising transaction or series of related transactions which grant to an investor the right to receive additional securities based upon future transactions of the Company on terms more favorable than those granted to such investor in such first transaction or series of related transactions;
and are deemed to include transactions generally referred to as at-the-market transactions (ATMs) or equity lines of credit and stand-by equity distribution agreements, and convertible securities and loans having a similar effect.  Notwithstanding the foregoing, and for the avoidance of doubt, rights issuances, shareholder purchase plans, Equity Plans, convertible securities, or Common Stock Shares on the Trading Market but each at a fixed price per share, shall not be deemed to be a Prohibited Transaction.
“Prospectus” means the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Investor Shares covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus, and any “free writing prospectus” as defined in Rule 405 under the 1933 Act.
“register,” “registered” and “registration” refer to a registration made by preparing and filing a Registration Statement or similar document in compliance with the 1933 Act (as defined below), and the declaration or ordering of effectiveness of such Registration Statement or document.
“Registration Statement” means any registration statement of the Company filed under the 1933 Act that covers the resale of any of Investor Shares pursuant to the provisions of this Agreement, including the Prospectus and amendments and supplements to such Registration Statement, and including post-effective amendments, all exhibits and all material incorporated by reference in such Registration Statement.
“Required Minimum” means, as of any date, the maximum aggregate number of shares of Common Stock then issued or potentially issuable in the future pursuant to the Transaction Documents, including any Warrant Shares issuable upon exercise in full of each issued Warrant or Conversion Shares issuable upon conversion in full of each issued Note, ignoring any conversion or exercise limits set forth therein.
“SEC” means the United States Securities and Exchange Commission.
“SEC Documents” has the meaning set forth in Section 3.5(a).
“Securities” means each Note, each Warrant and the Investor Shares.
 “Securities Termination Event” means either of the following has occurred:
(a) trading in securities generally in the United States has been suspended or limited for a consecutive period of greater than three (3) Business Days; or
(b) a banking moratorium has been declared by the United States or the New York State authorities and is continuing for a consecutive period of greater than three (3) Business Days; provided, however, for clarification, commercial banks in New York shall not be deemed to be subject to a banking moratorium due to “stay at home”, “shelter-in-place”, “non-essential employee” or other similar law, executive order or restriction or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in the City of New Y:ork are open for use by customers.
“Shareholder Approval” shall mean the required vote of the holders of the Common Stock: (a) required by to the Delaware General Corporation Law and the Certificate of Incorporation to amend the Certificate of Incorporation to increase the number of authorized shares of Common Stock by at least the number of shares equal to the number of shares of Common Stock issuable under the Transaction Documents, or (b) required by the applicable rules and regulations of the Trading Market to ratify or approve the transactions contemplated by the Transaction Documents, including the issuance of all of the Investor Shares issuable in respect of any outstanding Note or Warrant.
“Subsequent Closing” has the meaning set forth in Section 2.02.
“Subsequent Closing Date” has the meaning set forth in Section 2.02.
“Subsequent Financing” has the meaning set forth in Section 10.1.
“Subsidiaries” and “Subsidiary” have the meaning set forth in Section 3.4(b).
“Trading Day” means a day on which the Common Stock is traded on a Trading Market.
“Trading Market” means whichever of the New York Stock Exchange, NYSE American or the Nasdaq Stock Market (including the Nasdaq Capital Market), on which shares of the Common Stock are listed or quoted for trading on the date in question.
“Transaction Documents” means this Agreement, the Amended and Restated Company Security Agreement, the Amended and Restated Guaranty, the Amended and Restated Company Pledge Agreement, the Amended and Restated Subsidiary Pledge Agreement, the Amended and Restated Subsidiary Security Agreement, each Note, each Transfer Agent Instruction Letter, each Warrant and any other documents or agreements executed or delivered in connection with the transactions contemplated hereunder.
“Transfer Agent” shall mean Continental Stock Transfer & Trust Company, having its address at 1 State Street, 30th Floor, New York, NY 10004.
“Transfer Agent Instruction Letter” shall mean a letter of irrevocable instructions addressed by the Company to the Transfer Agent, acceptable to the Investor in its sole discretion.
“VWAP” means, as of any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of one share of Common Stock trading in the ordinary course of business at the applicable Trading Price for such date (or the nearest preceding date) on such Trading Market as reported by Bloomberg Financial L.P.; (b) if the Common Stock is not then listed on a Trading Market and if the Common Stock traded in the over‑the‑counter market, as reported by the  OTCQX or OTCQB Markets, the volume weighted average price of one share of Common Stock for such date (or the nearest preceding date) on the OTCQX or OTCQB Markets, as reported by Bloomberg Financial L.P.; (c) if the Common Stock is not then listed or quoted on a Trading Market or on the OTCQX or OTCQB Markets and if prices for the Common Stock are then reported in the “Pink Sheets” published by the OTC Markets Group (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price of one share of Common Stock so reported, as reported by Bloomberg Financial L.P.; or (d) in all other cases, the fair market value of one share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company.
“Warrant” has the meaning set forth in Section 2.1.
“Warrant Shares” means the shares of Common Stock issuable upon exercise of each Warrant.

2. PURCHASE AND SALE OF THE NOTES AND THE WARRANTS
2.1 Purchase and Sale of the Notes and the Warrants.  Subject to the terms and conditions set forth herein, at the Closings (as defined below), the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company, for the applicable Funding Amount (a) convertible promissory notes, each substantially in the form attached hereto as Exhibit A other than as to the principal amount, issue date and other pertinent changes (each, a “Note” and collectively, the “Notes”), in the aggregate principal amount of Eight Million Dollars ($8,000,000) (the whole or any portion thereof, the “Principal Amount”), and (b) Common Stock purchase warrants, each in the form attached hereto as Exhibit B other than as to the issue date, number of shares, and other pertinent changes, registered in the name of the Investor, pursuant to which the Investor shall have the right to acquire shares of Common Stock in an amount equal to the Applicable Warrant Amount in respect of such warrant (each, a “Warrant” and collectively, the “Warrants”).
2.2 Closing.  The closings of the transactions hereunder (the “Closings”) shall occur in tranches (each a “Tranche”), with the Closing of the first Tranche (the “First Closing”) consisting of the issuance and sale to the Investor of a Note with a Funding Amount of One Million Five Hundred Thousand Dollars ($1,500,000) and a Principal Amount of One Million Eight Hundred Thousand Dollars ($1,800,000) and the issuance to the Investor of a Warrant to acquire 4,264,271 shares of Common Stock. Each subsequent Closing (each, a “Subsequent Closing”), shall consist of the issuance and sale to the Investor of a Note with a Funding Amount of no less than One Million Dollars ($1,000,000) and a Principal Amount of no less than  One Million Two Hundred Thousand Dollars ($1,200,000), and the issuance to the Investor of a Warrant to acquire an number of shares of Common Stock equal to the Applicable Warrant Amount. The First Closing shall take place remotely via the exchange of documents and signatures and shall occur no later than ten (10) Business Days following the execution and delivery of this Agreement, subject to satisfaction or waiver of the conditions set forth in Article VI, or such other time and place as the Company and the Investor agree in writing (such date the “First Closing Date”), and each Subsequent Closing shall occur, if at all, subject to satisfaction or waiver of the conditions set forth in Article VI,  on such date and for such a Funding Amount and portion of the Principal Amount as the Company and the Investor shall mutually agree in their sole discretion (each, a “Subsequent Closing Date”).
2.3 Commitment Fee.  At each Closing, as applicable, the Company shall pay to the Investor the applicable Commitment Fee, in United States dollars and in immediately available funds. The Commitment Fee shall be paid by being offset against the applicable Funding Amount payable by the Investor at the applicable Closing.
2.4 Prepayment Right.  As set forth in each Note, following the date that is ninety (90) days after the date that the Investor Shares issuable in respect of such Note are registered pursuant to an effective registration statement of the Company filed under the 1933 Act or may be sold without restriction under Rule 144, including volume or manner-of-sale restrictions, in its sole discretion and upon giving the prior written notice set forth in the applicable Note, the Company will have the right to pre-pay the entire then-outstanding Principal Amount of such Note at any time with no premium (the “Prepayment Right”); provided, that in the event that the Company elects to exercise its Prepayment Right, the Investor will have the option to convert up to one-third (1/3) of the Principal Amount of such Note, at a price per share equal to the lesser of the Repayment Share Price or the Conversion Price (as each such term is defined in the applicable  Note).
2.5 Senior Obligation.  As an inducement for the Investor to enter into this Agreement and to purchase the Notes, all obligations of the Company pursuant to this Agreement and each Note shall be senior to all other existing Indebtedness and equity of the Company, other than Permitted Indebtedness, which Permitted Indebtedness shall rank pari passu with the obligations of the Company pursuant to this Agreement and the Notes. Upon any Liquidation Event (as defined in each Note), the Investor will be entitled to receive, before any distribution or payment is made upon, or set apart with respect to, any Indebtedness (other than Permitted Indebtedness) of the Company or any class of capital stock of the Company, an amount equal to the Outstanding Principal Amount (as defined in the Notes).  Company and its Subsidiaries shall be permitted to incur Permitted Indebtedness.
3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.  The Company represents and warrants to the Investor and covenants with the Investor that as of each Closing Date, except as is set forth in the Disclosure Letter being delivered to the Investor as of the date hereof and updated and delivered to the Investor as of the Second Closing Date, as applicable (the “Disclosure Letter”), the following representations and warranties are true and correct:
3.1 Organization and Qualification.  The Company is a corporation duly organized and validly existing in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own its properties and to carry on its business as now being conducted.  The Company is duly qualified to do business and is in good standing (if a good standing concept exists in such jurisdiction) in every jurisdiction in which the ownership of its property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect.
3.2 Authorization; Enforcement; Compliance with Other Instruments. The Company has the requisite corporate power and authority to execute the Transaction Documents, to issue and sell the Notes and the Warrants pursuant hereto, and to perform its obligations under the Transaction Documents, including issuing the Investor Shares on the terms set forth in this Agreement.  The execution and delivery of the Transaction Documents by the Company and the issuance and sale of the Securities pursuant hereto, including without limitation the reservation of the Investor Shares for future insuance, have been duly and validly authorized by the Company’s Board of Directors and no further consent or authorization is required by the Company, its Board of Directors, its shareholders or any other Person in connection therewith.  The Transaction Documents have been duly and validly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar Laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.
3.3 No Conflicts.  The execution, delivery and performance of the Transaction Documents by the Company and the issuance and sale of the Notes and the Warrants hereunder will not (a) conflict with or result in a violation of the Certificate of Incorporation or By-Laws, (b) conflict with, or constitute a material default (or an event which, with notice or lapse of time or both, would become a material default) under, or give to others any right of termination, amendment, acceleration or cancellation of, any material agreement to which the Company or any of the Subsidiaries is a party, or (c) subject to the making of the filings referred to in Section 5, violate in any material respect any Law or any rule or regulation of the Trading Market applicable to the Company or any of the Subsidiaries or by which any of their properties or assets are bound or affected.  Assuming the accuracy of the Investor’s representations in Section 4 and subject to the making of the filings referred to in Section 5, (i) no approval or authorization will be required from any governmental authority or agency, regulatory or self-regulatory agency or other third party (including the Trading Market) in connection with the issuance of the Notes and the Warrants and the other transactions contemplated by this Agreement (including the issuance any Investor Shares) and (ii) the issuance of the Notes and the Warrants, and the issuance of the Investor Shares, as applicable, will be exempt from the registration and qualification requirements under the 1933 Act and all applicable state securities Laws.
3.4 Capitalization and Subsidiaries.
(a) The authorized Capital Stock of the Company consists of 60,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock. As of the close of business on December 31, 2022, 22,447,895 shares of Common Stock were issued and outstanding and 1,598,911 shares were held by the Company as treasury shares. Since December 31, 2022, and through the date of this Agreement, the Company has issued 2,362,509 additional shares of Common Stock. As of December 31, 2022, (i) an aggregate of zero shares of Common Stock are issuable upon exercise of options granted under the Company’s 1995 Long-Term Incentive Plan; (ii) an aggregate of 2,168,708 shares of Common Stock are issuable upon exercise of restricted stock units granted under the Company’s 1995 Long-Term Incentive Plan; and (iii) no shares of Common Stock are reserved for issuance upon exercise of outstanding warrants, except for the share reserved in respect of February 2022 Warrant. The Company has duly reserved up to 1,283,732 shares of Common Stock for issuance upon exercise of the First Warrant. The Conversion Shares, when issued upon conversion of the Notes in accordance with their terms, the Warrant Shares, if and when issued upon exercise of the Warrants in accordance with their terms, and the Repayment Shares, when issued upon repayment of the Notes in accordance with its terms, will be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof. No shares of the Company’s Capital Stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company. The Certificate of Incorporation and By-Laws on file on the SEC’s EDGAR website are true and correct copies of the Certificate of Incorporation and By-Laws as in effect as of the First Closing Date.  The Company is not in violation of any provision of the Certificate of Incorporation and By-Laws.

(b) Schedule 3.4(b) lists each direct and indirect subsidiary of the Company (each, a “Subsidiary” and collectively, the “Subsidiaries”). The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary.  No Subsidiary has any outstanding stock options, warrants or other instruments pursuant to which such Subsidiary may at any time or under any circumstances be obligated to issue any shares of its capital stock or other Equity Interests.  Each Subsidiary is duly organized and validly existing in good standing under the laws of its jurisdiction of formation (if a good standing concept exists in such jurisdiction) and has all requisite power and authority to own its properties and to carry on its business as now being conducted.
(c) Neither the Company nor any Subsidiary is bound by any agreement or arrangement pursuant to which it is obligated to register the sale of any securities under the 1933 Act.  There are no outstanding securities of the Company or any of the Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to redeem or purchase any security of the Company or any Subsidiary.  There are no outstanding securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Notes, the Warrants or the Investor Shares.  Neither the Company nor any Subsidiary has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement.
(d) The issuance and sale of any of the Securities will not obligate the Company to issue shares of Common Stock or other securities, or to satisfy any related contractual obligations, to any other Person and will not result in the adjustment of the exercise, conversion, exchange, or reset price of any outstanding securities.
(e) As of the date of this Agreement, the Company has capacity under the rules and regulations of the Trading Market to issue up to approximately 4,165,367 shares of Common Stock (or securities convertible into or exercisable for shares of Common Stock) without obtaining Shareholder Approval.
3.5 SEC Documents; Financial Statements.
(a) As of the First Closing Date, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act for the two years preceding the First Closing Date (or such shorter period as the Company was required by law or regulation to file such material) (all of the foregoing filed prior to the First Closing Date and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b) As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with GAAP, and audited by a firm that is a member a member of the Public Companies Accounting Oversight Board consistently applied, during the periods involved (except as may be otherwise indicated in such financial statements or the notes thereto, or, in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Company as of the dates thereof and the consolidated results of its operations and consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).  No other written information provided by or on behalf of the Company to the Investor in connection with the Investor’s purchase of the Notes and the Warrants which is not included in the SEC Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstance under which they are or were made, not misleading.
(c) The Company and each of the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) reasonable controls to safeguard assets are in place and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
3.6 Litigation and Regulatory Proceedings.  Except as set forth on Schedule 3.6, there are no material actions, causes of action, suits, claims, proceedings, inquiries or investigations (collectively, “Proceedings”) before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of Company or any of the Subsidiaries, threatened against or affecting the Company or any of the Subsidiaries, the Common Stock or any other class of issued and outstanding shares of the Company’s Capital Stock, or any of the Company’s or the Subsidiaries’ officers or directors in their capacities as such.
3.7 No Undisclosed Events, Liabilities or Developments. No event, development or circumstance has occurred or exists, or to the knowledge of the executive officers of the Company is reasonably anticipated to occur or exist that (a) would reasonably be anticipated to have a Material Adverse Effect or (b) would be required to be disclosed by the Company under applicable securities Laws on a registration statement filed with the SEC relating to an issuance and sale by the Company of its Common Stock and which has not been publicly announced.
3.8 Compliance with Law.  The Company and each of the Subsidiaries have conducted and are conducting their respective businesses in compliance in all material respects with all applicable Laws and are in compliance in all material respects with the rules and regulations of the Trading Market. The Company has taken no action designed to, or likely to have the effect of, delisting the Common Stock from the Trading Market, nor has the Company received any notification that the Trading Market is currently contemplating terminating such listing.
3.9 Employee Relations.  Neither the Company nor any Subsidiary is involved in any union labor dispute nor, to the knowledge of the Company, is any such dispute threatened. Neither the Company nor any Subsidiary is a party to any collective bargaining agreement. No executive officer (as defined in Rule 501(f) of the 1933 Act) has notified the Company that such officer intends to leave the Company’s employ or otherwise terminate such officer’s employment with the Company.
3.10 Intellectual Property Rights.  The Company and each Subsidiary owns or possesses adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights (collectively, “IP Rights”) necessary to conduct their respective businesses as now conducted.  None of the material IP Rights of the Company or any of the Subsidiaries are expected to expire or terminate within three (3) years from the date of this Agreement and which expiration or termination would reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary is infringing, misappropriating or otherwise violating any IP Rights of any other Person.  No claim has been asserted, and no Proceeding is pending, against the Company or any Subsidiary alleging that the Company or any Subsidiary is infringing, misappropriating or otherwise violating the IP Rights of any other Person, and, to the Company’s knowledge no such claim or Proceeding is threatened, and the Company is not aware of any facts or circumstances which might give rise to any such claim or Proceeding.  The Company and the Subsidiaries have taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all of their material IP Rights.
3.11 Environmental Laws. Except, in each case, as would not be reasonably anticipated to have a Material Adverse Effect, the Company and the Subsidiaries (a) are in compliance with any and all applicable Laws relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants, (b) have received and hold all permits, licenses or other approvals required of them under all such Laws to conduct their respective businesses and (c) are in compliance with all terms and conditions of any such permit, license or approval.

3.12 Title to Assets. The Company and the Subsidiaries have good and marketable title to all personal property owned by them which is material to their respective businesses, in each case free and clear of all liens, encumbrances and defects.  Any real property and facilities held under lease by the Company or any Subsidiary are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and the Subsidiaries.
3.13 Insurance.  The Company and each of the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company reasonably believes to be prudent and customary in the businesses in which the Company and the Subsidiaries are engaged.  Neither the Company nor any of the Subsidiaries has been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it will not be able to renew all existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers.
3.14 Regulatory Permits.  The Company and the Subsidiaries have in full force and effect all certificates, approvals, authorizations and permits from all regulatory authorities and agencies necessary to own, lease or operate their respective properties and assets and conduct their respective businesses, and neither the Company nor any Subsidiary has received any notice of Proceedings relating to the revocation or modification of any such certificate, approval, authorization or permit, except for such certificates, approvals, authorizations or permits with respect to which the failure to hold would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
3.15 No Materially Adverse Contracts, Etc.  Neither the Company nor any of the Subsidiaries is (a) subject to any charter, corporate or other legal restriction, or any judgment, decree or order which in the judgment of the Company’s officers has or is reasonably expected to have a Material Adverse Effect or (b) a party to any contract or agreement which in the judgment of the Company’s management has or would reasonably be expected to have a Material Adverse Effect.
3.16 Taxes.  The Company and the Subsidiaries each has made or filed, or caused to be made or filed, all United States federal and other material tax returns, reports and declarations required by any jurisdiction to which it is subject and has paid all taxes and other governmental assessments and charges that are material in amount, required to be paid by it, regardless of whether such amounts are shown or determined to be due on such returns, reports and declarations, except those being contested in good faith by appropriate proceedings and for which it has set aside on its books reserves in accordance with GAAP. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction.
3.17 Solvency.  After giving effect to the receipt by the Company of the proceeds from the transactions contemplated by this Agreement (a) the Company’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature; and (b) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.  The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).  The Company has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction.
3.18 Investment Company.  The Company is not, and is not an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
3.19 Certain Transactions.  Other than as disclosed in the SEC Documents, there are no contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any director, officer or employee thereof on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.
3.20 No General Solicitation.  Neither the Company, nor any of its Affiliates, nor any person acting on its behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Notes or the Warrants pursuant to this Agreement.
3.21 Acknowledgment Regarding the Investor’s Purchase of the Notes and the Warrants.  The Company’s Board of Directors has approved the execution of the Transaction Documents and the issuance and sale of the Notes and the Warrants, based on its own independent evaluation and determination that the terms of the Transaction Documents are reasonable and fair to the Company and in the best interests of the Company and its stockholders.  The Company is entering into this Agreement and is issuing and selling the each of the Notes and the Warrants voluntarily and without economic duress.  The Company has had independent legal counsel of its own choosing review the Transaction Documents and advise the Company with respect thereto. The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s length purchaser with respect to the Notes and the Warrants and the transactions contemplated hereby and that neither the Investor nor any person affiliated with the Investor is acting as a financial advisor to, or a fiduciary of, the Company (or in any similar capacity) with respect to execution of the Transaction Documents or the issuance of the Notes and the Warrants or any other transaction contemplated hereby.
3.22 No Brokers’, Finders’ or Other Advisory Fees or Commissions. No brokers, finders or other similar advisory fees or commissions will be payable by the Company or any Subsidiary or by any of their respective agents with respect to the issuance of the Notes or any of the other transactions contemplated by this Agreement.
3.23 OFAC.  None of the Company nor any of the Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or person acting on behalf of the Company and/or any Subsidiary has been or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”); and the Company will not directly or indirectly use any proceeds received from the Investor, or lend, contribute or otherwise make available such proceeds to its Subsidiaries or to any affiliated entity, joint venture partner or other person or entity, to finance any investments in, or make any payments to, any country or person currently subject to any of the sanctions of the United States administered by OFAC.
3.24 No Foreign Corrupt Practices.  None of the Company or any of the Subsidiaries has, directly or indirectly:  (a) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any governmental authority of any jurisdiction except as otherwise permitted under applicable Law; or (b) made any contribution to any candidate for public office, in either case, where either the payment or the purpose of such contribution, payment or gift was, is, or would be prohibited under the Foreign Corrupt Practices Act or the rules and regulations promulgated thereunder or under any other legislation of any relevant jurisdiction covering a similar subject matter applicable to the Company or its Subsidiaries and their respective operations and the Company has instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with such legislation.
3.25 Anti-Money Laundering.  The operations of each of the Company and the Subsidiaries are and have been conducted at all times in compliance with all applicable anti-money laundering laws, regulations, rules and guidelines in its jurisdiction of incorporation and in each other jurisdiction in which such entity, as the case may be, conducts business (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental authority involving the Company or its Subsidiaries with respect to any of the Money Laundering Laws is, to the knowledge of the Company, pending, threatened or contemplated.
3.26 No Other Representations.  Except for the representations and warranties set forth in this Agreement and in the other Transaction Documents, the Company makes no other representations or warranties to the Investor and makes no predictions or forecasts of future revenues or earnings. Notwithstanding the foregoing, no representation or warranty by the Company or any Subsidiary in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Investor pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

4. REPRESENTATIONS AND WARRANTIES OF THE INVESTOR.  The Investor represents and warrants to the Company as follows:
4.1 Organization and Qualification.  The Investor is a limited partnership, duly organized and validly existing in good standing under the laws of the State of Delaware.
4.2 Authorization; Enforcement; Compliance with Other Instruments.  The Investor has the requisite power and authority to enter into this Agreement, to purchase the Notes and the Warrants and to perform its obligations under the Transaction Documents.  The execution and delivery of the Transaction Documents to which it is a party have been duly and validly authorized by the Investor’s governing body and no further consent or authorization is required.  The Transaction Documents to which it is a party have been duly and validly executed and delivered by the Investor and constitute valid and binding obligations of the Investor, enforceable against the Investor in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.
4.3 No Conflicts.  The execution, delivery and performance of the Transaction Documents to which it is a party by the Investor and the purchase of the Notes and the Warrants by the Investor will not (a) conflict with or result in a violation of the Investor’s organizational documents, (b) conflict with, or constitute a material default (or an event which, with notice or lapse of time or both, would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, contract, indenture mortgage, indebtedness or instrument to which the Investor is a party, or (c) violate in any material respect any Law applicable to the Investor or by which any of the Investor’s properties or assets are bound or affected. No approval or authorization will be required from any governmental authority or agency, regulatory or self-regulatory agency or other third party in connection with the purchase of the Notes and the Warrants and the other transactions contemplated by this Agreement.
4.4 Investment Intent; Accredited Investor.  The Investor is purchasing the Notes and the Warrants for its own account, for investment purposes, and not with a view towards distribution.  The Investor is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D of the 1933 Act.  The Investor has, by reason of its business and financial experience, such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type that it is capable of (a) evaluating the merits and risks of an investment in the Notes, the Warrants and the Investor Shares and making an informed investment decision, (b) protecting its own interests and (c) bearing the economic risk of such investment for an indefinite period of time.
4.5 Reliance on Exemptions. The Investor understands that the Securities are initially being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Securities.
4.6 No Governmental Review. The Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.
4.7 No Other Representations. Except for the representations and warranties set forth in this Agreement and in other Transaction Documents, the Investor makes no other representations or  warranties to the Company.
5. OTHER AGREEMENTS OF THE PARTIES.
5.1 Legends, etc.
(a) Securities may only be disposed of pursuant to an effective registration statement under the 1933 Act, to the Company or pursuant to an available exemption from or in a transaction not subject to the registration requirements of the 1933 Act, and in compliance with any applicable state securities laws.
(b) Certificates evidencing the Securities will contain the following legend, so long as is required by this Section 5.1(b) or Section 5.1(c):
[NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES HAVE BEEN REGISTERED] [THESE SECURITIES HAVE NOT BEEN REGISTERED] WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.  [THESE SECURITIES AND THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES] [THESE SECURITIES] MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.
The Company acknowledges and agrees that the Investor may from time to time pledge, and/or grant a security interest in some or all of the Securities, in accordance with applicable securities laws, pursuant to a bona fide margin agreement in connection with a bona fide margin account and, if required under the terms of such agreement or account, the Investor may transfer pledged or secured Securities to the pledgees or secured parties.  Such a pledge or transfer would not be subject to approval or consent of the Company and no legal opinion of legal counsel to the pledgee, secured party or pledgor shall be required in connection with the pledge, but such legal opinion may be required in connection with a subsequent transfer following default by the Investor transferee of the pledge.  No notice shall be required of such pledge.  At the Investor’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities including the preparation and filing of any required prospectus supplement under Rule 424(b)(3) of the 1933 Act or other applicable provision of the 1933 Act to appropriately amend the list of selling stockholders thereunder.

(c) Certificates evidencing the Investor Shares shall not contain any legend (including the legend set forth in Section 5.1(b)):  (i) while a Registration Statement is effective under the 1933 Act, (ii) following any sale of such Investor Shares pursuant to Rule 144, (iii) while such Investor Shares are eligible for sale without restriction under Rule 144(k), or (iv) if such legend is not required under applicable requirements of the 1933 Act (including judicial interpretations and pronouncements issued by the Staff of the SEC).  The Company shall cause its counsel to issue any legal opinion or instruction required by the Company’s transfer agent to comply with the requirements set forth in this Section.  At such time as a legend is no longer required for the Investor Shares under this Section 5.1(c), the Company will, no later than three (3) Business Days following the delivery by the Investor to the Company or the Company’s transfer agent of a certificate representing Investor Shares containing a restrictive legend (such third Business Day, the “Legend Removal Date”), deliver or cause to be delivered to the Investor a certificate representing such Investor Shares that is free from all restrictive and other legends. In addition to any other remedies available to the Investor, the Company shall pay to the Investor, in cash, as partial liquidated damages and not as a penalty, for each $1,000 of Investor Shares (based on the VWAP of the Common Stock on the date such Investor Shares are submitted to the Company or the Company’s transfer agent) delivered for removal of the restrictive or other legend, $5 per Trading Day for each Trading Day after the Legend Removal Date until such Investor Shares are delivered without a legend.  The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in this Section except as it may reasonably determine are necessary or appropriate to comply or to ensure compliance with those applicable laws that are enacted or modified after the First Closing.
5.2 Furnishing of Information.  As long as the Investor owns the Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the 1934 Act.  As long as the Investor owns the Securities, if the Company is not required to file reports pursuant to such laws, it will prepare and furnish to the Investor and make publicly available in accordance with Rule 144(c) such information as is required for the Investor to sell the Investor Shares under Rule 144.  The Company further covenants that it will take such further action as any holder of the Securities may reasonably request, all to the extent required from time to time to enable such Person to sell such Investor Shares without registration under the 1933 Act within the limitation of the exemptions provided by Rule 144 or other applicable exemptions.
5.3 Integration.  The Company shall not, and shall use its best efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the 1933 Act) that will be integrated with the offer or sale of the Securities in a manner that would require the registration under the 1933 Act of the sale of the Securities to the Investor, or that will be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market that would require, under the rules of the Trading Market, the Shareholder Approval.
5.4 Notification of Certain Events.  The Company shall give prompt written notice to the Investor of (a) the occurrence or non-occurrence of any Event, the occurrence or non-occurrence of which would render any representation or warranty of the Company contained in this Agreement or any other Transaction Document, if made on or immediately following the date of such Event, untrue or inaccurate in any material respect, (b) the occurrence of any Event that, individually or in combination with any other Events, has had or could reasonably be expected to have a Material Adverse Effect, (c) any failure of the Company to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any Event that would otherwise result in the nonfulfillment of any of the conditions to the Investor’s obligations hereunder, (d) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or any other Transaction Document, or (e) any Proceeding pending or, to the Company’s knowledge threatened in writing against a party relating to the transactions contemplated by this Agreement or any other Transaction Document.
5.5 Available Stock.  The Company shall at all times keep authorized and reserved and available for issuance, free of preemptive rights, such number of shares of Common Stock equal to the number of Investment Shares as are issuable upon repayment or conversion in full of the Notes and exercise in full of the Warrants at any time.  If the Company determines at any time that it does not have a sufficient number of authorized Common Stock to reserve and keep available for issuance as described in this Section 5.5, the Company shall use all commercially reasonable efforts to increase the number of authorized Common Stock by seeking Shareholder Approval for the authorization of such additional shares.
5.6 Use of Proceeds.  The Company will use the proceeds from the sale of the Notes and the Warrant for general working capital purposes and other corporate purposes.
5.7 Repayment of Notes.  The Company shall not make any voluntary cash prepayments on any Indebtedness other than Permitted Indebtedness at any time while any amounts are owing under any Note other than cash payments the Company is required to make pursuant to the express terms thereof existing on the date hereof. If the Company or any Subsidiary issues any (i) debt, including any subordinated debt or convertible debt (other than a Note) but excluding Permitted Indebtedness for aggregate proceeds in any amount, or (ii) any Equity Interests, other than Exempted Securities for aggregate proceeds to the Company of greater than $7,000,000, the Company shall notify the Investor within 2 Business Days of such issuance and, unless otherwise waived in writing by and at the discretion of the Investor, no later than 5 Business Days after such issuance the Company will (i) utilize the proceeds of the issuance of such debt (or cause such Subsidiary to immediately utilize the proceeds of the issuance of such debt) to repay the Notes, or (ii) direct 20% of such proceeds from such issuance of Equity Interests to repay the Notes.
5.8 Intercreditor Agreement.  In the event that the Company or any Subsidiary incurs debt or issues convertible debt securities to a seller as partial consideration paid to such seller in connection with an Acquisition, unless otherwise waived in writing by the Investor, as a condition to consummation of such Acquisition, the holder of such debt or convertible debt securities shall enter into an intercreditor agreement with the Company and the Investor on terms reasonably satisfactory to the Investor.
5.9 Prohibited Transactions.  The Company hereby covenants and agrees not to enter into any Prohibited Transactions without the Investor’s prior written consent, until the later of (a) thirty (30) days after such time as any outstanding Note have been repaid in full, as applicable, and/or have been converted into Conversion Shares and (b) the date on which the Investor ceases to hold any shares of Common Stock or have the right to acquire any shares of Common Stock.
5.10 Securities Laws Disclosure; Publicity.  Within four (4) Business Days of the date hereof, the Company intends to issue a press release disclosing the material terms of the transactions contemplated hereby (the “Press Release”) and file a Report on Form 8-K (the “Form 8-K”) disclosing the material terms of the transactions contemplated hereby (including this Agreement as an exhibit thereto). The Company shall provide a copy of the draft Press Release and Form 8-K to the Investor for review prior to release and the Company shall incorporate the Investor’s reasonable comments. The Company shall not issue any press release nor otherwise make any such public statement regarding the Investor or the Transaction Documents without the prior written consent of the Investor, except if such disclosure is made in a manner consistent with the Press Release or Form 8-K, or is required by law, in which case the Company shall (a) ensure that such disclosure is restricted and limited in content and scope to the maximum extent permitted by Law to meet the relevant disclosure requirement and (b) provide a copy of the proposed disclosure to the Investor for review prior to release and the Company shall incorporate the Investor’s reasonable comments.  Following the execution of this Agreement, the Investor and its Affiliates and/or advisors may place announcements on their respective corporate websites and in financial and other newspapers and publications (including, without limitation, customary “tombstone” advertisements) describing the Investor’s relationship with the Company under this Agreement in a manner consistent with the Press Release or Form 8-K and including the name and corporate logo of the Company.  Notwithstanding anything herein to the contrary, to comply with United States Treasury Regulations Section 1.6011-4(b)(3)(i), each of the Company and the Investor, and each employee, representative or other agent of the Company or the Investor, may disclose to any and all persons, without limitation of any kind, the U.S. federal and state income tax treatment, and the U.S. federal and state income tax structure, of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure insofar as such treatment and/or structure relates to a U.S. federal or state income tax strategy provided to such recipient.

5.11 Indemnification of the Investor.
(a) The Company will indemnify and hold the Investor, its Affiliates and their respective directors, officers, managers, shareholders, members, partners, employees and agents and permitted successors and assigns (each, an “Investor Party”) harmless from any and all damages, losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and actual, reasonable and documented attorneys’ fees and costs of investigation and defense (collectively, “Losses”) that any such Investor Party may suffer or incur as a result of or relating to:
(i) any breach or inaccuracy of any representation, warranty, covenant or agreement made by the Company in any Transaction Document;
(ii) any misrepresentation made by the Company in any Transaction Document or in any SEC Document;
(iii) any omission to state any material fact necessary in order to make the statements made in any SEC Document, in light of the circumstances under which they were made, not misleading;
(iv) the Maker’s notice to the Holder, including by way of public announcement, at any time, of its inability to comply or its intention not to comply with the terms or provisions of any Note, any Warrant or any Transaction Document; and
(v) any Proceeding before or by any court, public board, government agency, self-regulatory organization or body based upon, or resulting from the execution, delivery, performance or enforcement of any of the Transaction Documents or the consummation of the transactions contemplated thereby, and whether or not the Investor is party thereto by claim, counterclaim, crossclaim, as a defendant or otherwise, or if such Proceeding is based upon, or results from, any of the items set forth in clauses (i) through (iv) above.
(b) In addition to the indemnity contained herein, the Company will reimburse each Investor Party for its actual, reasonable and documented legal and other expenses (including the cost of any investigation, preparation and travel in connection therewith) incurred in connection therewith, as such expenses are incurred.
(c) The provisions of this Section 5.11 shall survive the termination or expiration of this Agreement.
5.12 Non-Public Information.  The Company covenants and agrees that neither it nor any other Person acting on its behalf will provide the Investor or its agents or counsel with any information that the Company believes constitutes material, non-public information (i) without the prior written consent of the Investor, and (ii) without publicly disclosing such information within forty-eight (48) hours of providing the information to the Investor. The Company understands and confirms that the Investor shall be relying on the foregoing representation in effecting transactions in securities of the Company.
5.13 Shareholder Approval.  The Company at its next annual meeting of shareholders following the date hereof shall hold a shareholder vote for the purpose of obtaining the Shareholder Approval to approve the transactions contemplated by the Transaction Documents, including the issuance of all of the Investor Shares issuable in respect of any outstanding Note or Warrant. The Company shall solicit proxies from its shareholders in connection therewith in the same manner as all other management proposals in such proxy statement and all management-appointed proxyholders shall vote their proxies in favor of such proposal.  If the Company does not obtain Shareholder Approval at the first meeting, the Company shall call a meeting every four (4) months thereafter to seek Shareholder Approval until the date such Shareholder Approval is obtained.
5.14 Listing of Securities.  The Company shall: (a) in the time and manner required by each Trading Market on which the Common Stock is listed, prepare and file with such Trading Market a Listing of Additional Shares form covering the Investor Shares, (b) take all steps necessary to cause such shares to be approved for listing on each Trading Market on which the Common Stock is listed as soon as possible thereafter, (c) provide to the Investor evidence of such Trading Market’s completion of review of the Listing of Additional Shares form, and (d) maintain the listing of such shares on each such Trading Market.
5.15 Antitrust Notification.  If the Investor determines, in its sole judgment and upon the advice of counsel, that the issuance of the Notes, the Warrants or the Investor Shares pursuant to the terms hereof would be subject to the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Company shall file as soon as practicable after the date on which the Company receives notice from the Investor of the applicability of the HSR Act and a request to so file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required to be filed by it pursuant to the HSR Act in connection with such issuance.
5.16 Change of Prime Broker, Custodian.  The Investor has informed the Company of the names of its prime broker and its share custodian.  The Investor shall notify the Company of any change in its prime broker or share custodian within three (3) Business Days of such change having taken effect.
5.17 Share Transfer Agent.  The Company has informed the Investor of the name of its share transfer agent and represents and warrants that the transfer agent participates in the Depository Trust Company Fast Automated Securities Transfer program. The Company will notify the Investor of any change in the Company’s share transfer agent within ten (10) Business Days.
5.18 Tax Treatment.  The Investor and the Company agree that for U.S. federal income tax purposes, and applicable state, local and non-U.S. income tax purposes, the Notes are not intended to be, and shall not be, treated as indebtedness.  Neither the Investor nor the Company shall take any contrary position on any tax return, or in any audit, claim, investigation, inquiry or proceeding in respect of taxes, unless otherwise required pursuant to a final determination within the meaning of Section 1313 of the Internal Revenue Code of 1986, as amended, or any analogous provision of applicable state, local or non-U.S. law.
5.19 Set-Off.
(a) The Investor may set off any of its obligations to the Company (whether or not due for payment), against any of the Company’s obligations to the Investor (whether or not due for payment) under this Agreement and/or any other Transaction Document.
(b) The Investor may do anything necessary to effect any set-off undertaken in accordance with this Section 5.16 (including varying the date for payment of any amount payable by the Investor to the Company).
5.20 Short Sales. While any Note is outstanding, the Investor and its Affiliates shall not engage in any “short sales” (as defined in Rule 200 of Regulation SHO under the 1934 Act) or any swaps or other derivative transactions that would be equivalent to any sales or short position, in each case with respect to any shares of Common Stock if the sale price of the Common Stock in respect of such sale is below the then Conversion Price.

6. CLOSING CONDITIONS
6.1 Conditions Precedent to the Obligations of the Investor.  The obligations of the Investor to fund any Note and acquire any Warrant are subject to the satisfaction or waiver by the Investor, at or before the applicable Closing of each of the following conditions;
(a) Required Documentation. The Company shall have delivered to the Investor (i) a duly executed certificate of an officer of the Company and each Guarantor appending thereto (A) copies of duly executed resolutions or consents, of the directors, members or manager, as applicable, approving and consenting to such party’s execution, performance of its obligations under the Transaction Documents and the transaction contemplated thereby, (B) a certificate of good standing or equivalent document dated no more than five days prior to the Effective Date, in respect of such party, (C) true and correct copies of the organizational documents of such party, and (D) incumbency signatures of such party, and (ii) copies of each Transaction Document, duly executed by the Company, the Guarantors or the Transfer Agent, as applicable.
(b) Consents and Permits. The Company must have obtained and delivered to the Investor copies of all necessary permits, approvals, and registrations necessary to effect this Agreement, the Transaction Documents and any of the transactions contemplated hereby or thereby, including pursuant to Section 3.14 of this Agreement;
(c) Trading Market Approval. The Company shall have either (i) obtained and delivered to the Investor copies of all necessary Trading Market approvals for the issuance of such Note, and Warrant, and the Investor Shares, as applicable, or (ii) submitted a Listing of Additional Shares Notification Form with the Trading Market relating to the issuance of such Note, Warrant, and the Investor Shares, as applicable;
(d) No Event(s) of Default. No Event of Default has occurred and no Event of Default would result from the execution of this Agreement or any of the Transaction Documents or the transactions contemplated hereby or thereby;
(e) Representations and Warranties.  The representations and warranties of the Company contained herein, including those made in respect of the First Closing Date, shall be true and correct in all material respects as of the date when made and as of the applicable Closing Date as though made on and as of such date;
(f) Performance.  The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to the applicable Closing;
(g) No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents;
(h) No Suspensions of Trading in Common Stock; Listing.  Trading in the Common Stock shall not have been suspended by the SEC or any Trading Market (except for any suspensions of trading of not more than one day on which the Trading Market is open solely to permit dissemination of material information regarding the Company) at any time since the date of execution of this Agreement, and the Common Stock shall have been at all times since such date listed for trading on a Trading Market;
(i) Limitation on Beneficial Ownership.  The issuance of such Note and such Warrant shall not cause the Investor Group to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder) of a number of Equity Interests of a class that is registered under the 1934 Act which exceeds the Maximum Percentage of the Equity Interests of such class that are outstanding at such time;
(j) Funds Flow Request.  The Company shall have delivered to the Investor a flow of funds request, substantially in the form set out in Exhibit F.
6.2 Conditions Precedent to the Obligations of the Company.  The obligations of the Company to issue each Note and each Warrant are subject to the satisfaction or waiver by the Company, at or before the applicable Closing, of each of the following conditions:
(a) Representations and Warranties.  The representations and warranties of the Investor contained herein shall be true and correct in all material respects as of the date when made and as of the applicable Closing Date as though made on and as of such date;
(b) Performance.  The Investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Investor at or prior to the applicable Closing; and
(c) No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.
7. EVENTS OF DEFAULT
7.1 Events of Default.  The occurrence of any of the following events shall be an “Event of Default” under this Agreement:
(a) an Event of Default (as defined in the Notes);
(b) any of the representations or warranties made by the Company or any of its agents, officers, directors, employees or representatives in any Transaction Document or public filing being inaccurate, false or misleading in any material respect, as of the date as of which it is made or deemed to be made, including as of the First Closing Date or any Subsequent Closing Date, or any certificate or financial or other written statements furnished by or on behalf of the Company to the Investor or any of its representatives, is inaccurate, false or misleading, in any material respect, as of the date as of which it is made or deemed to be made, including as of the First Closing Date or any Subsequent Closing Date; or
(c) a failure by the Company to comply with any of its covenants or agreements set forth in this Agreement, including those set forth in Section 9.

7.2 Investor Right to Investigate an Event of Default.  If in the Investor’s reasonable opinion, an Event of Default has occurred, or is or may be continuing:
(a) the Investor may notify the Company that is wishes to investigate such purported Event of Default;
(b) the Company shall cooperate with the Investor in such investigation;
(c) the Company shall comply with all reasonable requests made by the Investor to the Company in connection with any investigation by the Investor and shall (i) provide all information reasonably requested by the Investor in relation to the Event of Default to the Investor; provided that the Investor agrees that any materially price sensitive information and/or non-public information will be subject to confidentiality and not subject to Section 5.12, and (ii) provide all such requested information within three (3) Business Days of such request; and
(d) the Company shall pay all reasonable costs incurred by the Investor in connection with any such investigation.
7.3 Remedies Upon an Event of Default
(a) If an Event of Default occurs pursuant to Section 7.1(a), the Investor shall have such remedies as are set forth in the Notes.
(b) If an Event of Default occurs pursuant to Section 7.1(b) or Section 7.1(c) and is not remedied within (i) two (2) Business Days for an Event of Default occurring by the Company’s failure to comply with Section 7.1(c), or (ii) ten (10) Business Days for an Event of Default occurring pursuant to Section 7.1(b), the Investor may declare, by notice to the Company, effective immediately, all outstanding obligations by the Company under the Transaction Documents to be immediately due and payable in immediately available funds and the Investor shall have no obligation to consummate a Closing or to accept the conversion of the Notes into Conversion Shares.
(c) If any Event of Default occurs and is not remedied within (i) two (2) Business Days for an Event of Default occurring by the Company’s failure to comply with Section 7.1(c), or (ii) fifteen (15) Business Days for an Event of Default occurring pursuant to Section 7.1(b), the Investor may, by written notice to the Company, terminate this Agreement effective as of the date set forth in the Investor’s notice.
8. TERMINATION
8.1 Events of Termination.  This Agreement:
(a) may be terminated:
(i) by the Investor on the occurrence or existence of a Securities Termination Event or a Change of Control;
(ii) by the mutual written consent of the Company and the Investor, at any time;
(iii) by either Party, by written notice to the other Party, effective immediately, if the First Closing has not occurred within ten (10) Business Days of the date specified by this Agreement or such later date as the Company and the Investor agree in writing, provided that the right to terminate this Agreement under this Section 8.1(a)(iii) is not available to any party that is in material breach of or material default under this Agreement or whose failure to fulfill any obligation under this Agreement has been the principal cause of, or has resulted in the failure of the First Closing to occur; or
(iv) by the Investor, in accordance with Section 7.3(c).
8.2 Automatic Termination.  This Agreement will automatically terminate, without further action by the parties, at the time after the First Closing Date when the applicable Principal Amount outstanding under the Notes outstanding and any accrued but unpaid interest is reduced to zero (0), whether as a result of Conversion or repayment by the Company in accordance with the terms of this Agreement and the Notes.
8.3 Effect of Termination.
(a) Subject to Section 8.3(b), each party’s right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.
(b) If the Investor terminates this Agreement under Section 8.1(a)(i):
(i) the Investor may declare, by notice to the Company, all outstanding obligations by the Company under the Transaction Documents to be due and payable (including, without limitation, the immediate repayment of any Principal Amounts outstanding under the Notes plus accrued but unpaid interest) without presentment, demand, protest or any other notice of any kind (other than the Investor’s election to declare such outstanding obligations due and payable) all of which are expressly waived by the Company, anything to the contrary contained in this Agreement or in any other Transaction Document notwithstanding; and
(ii) the Company must within five (5) Business Days of such notice being received, pay to the Investor in immediately available funds the outstanding Principal Amounts for the Notes plus all accrued interest thereon (if any), unless the Investor terminates this Agreement as a result of an Event of Default and provided that (A) subsequent to the termination under Section 8.1(a)(i), the Investor is not prohibited by Law or otherwise from exercising its conversion rights pursuant to this Agreement or the Notes, (B) the Investor actually exercises its conversion rights under this Agreement or the Notes, and (C) the Company otherwise complies in all respects with its obligation to issue Investor Shares in accordance with the Notes and the Warrants (which obligation will survive termination).
(c) Upon termination of this Agreement, the Investor will not be required to fund any further amount after the date of termination of the Agreement, provided that termination will not affect any undischarged obligation under this Agreement, and any obligation of the Company to pay or repay any amounts owing to the Investor hereunder and which have not been repaid at the time of termination.
(d) Nothing in this Agreement will be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other Party of its obligations under this Agreement.

9. REGISTRATION RIGHTS
9.1 Registration.
(a) Registration Statement.  Promptly, but in any event no later than thirty (30) days from the applicable Closing Date, the Company shall prepare and file with the SEC a Registration Statement covering the resale of all of the Investor Shares issuable in respect of the Note and Warrant issue on such Closing Date.  The foregoing Registration Statement shall be filed on Form S-3 or any successor forms thereto.  The Registration Statement (and each amendment or supplement thereto, and each request for acceleration of effectiveness thereof) shall be provided to the Investor and its counsel at least five (5) Business Days prior to its filing or other submission and the Company shall incorporate all reasonable comments provided by the Investor or its counsel.
(b) Expenses.  Except as otherwise expressly provided herein, the Company will pay all fees and expenses incident to the performance of or compliance with this Section 9, including all fees and expenses associated with effecting the registration of the Investor Shares, including all filing and printing fees, the Company’s counsel and accounting fees and expenses, costs associated with clearing the Investor Shares for sale under applicable state securities laws, listing fees, fees and expenses of one counsel to the Investor and the Investor’s reasonable expenses in connection with the registration, but excluding discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals with respect to the Investor Shares being sold.
(c) Effectiveness.  The Company shall use its best efforts to have each Registration Statement declared effective as soon as practicable after the initial filing thereof but in no event later than the date that is ninety (90) days following such filing.  The Company shall notify the Investor by e-mail as promptly as practicable, and in any event, within twenty-four (24) hours, after a Registration Statement is declared effective and shall simultaneously provide the Investor with copies of any related Prospectus to be used in connection with the sale or other disposition of the securities covered thereby.
(d) Piggyback Registration Rights.  If the Company at any time determines to file a registration statement under the 1933 Act to register the offer and sale, by the Company, of Common Stock (other than (x) on Form S-4 or Form S-8 under the 1933 Act or any successor forms thereto, (y) an at-the-market offering, or (z) a registration of securities solely relating to an offering and sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit plan arrangement), and the Company has not yet filed a Registration Statement covering all of the Investor Shares issuable in respect of then outstanding Note or Warrant, the Company shall, as soon as reasonably practicable, give written notice to the Investor of its intention to so register the offer and sale of Common Stock and, upon the written request, given within five (5) Business Days after delivery of any such notice by the Company, of the Investor to include in such registration such Investor Shares (which request shall specify the number of Investor Shares proposed to be included in such registration), the Company shall cause all such Investor Shares to be included in such registration statement on the same terms and conditions as the Common Stock otherwise being sold pursuant to such registered offering.
9.2 Company Obligations.  The Company will use its best efforts to effect the registration of Investor Shares in accordance with the terms hereof, and pursuant thereto the Company will, as expeditiously as possible:

(a) use its commercially reasonable efforts to cause each Registration Statement to become effective and to remain continuously effective for a period that will terminate no earlier than the date that is nine months from the date that such Registration Statement is declared effective (the “Effectiveness Period”) and advise the Investor in writing when the Effectiveness Period has expired;
(b) prepare and file with the SEC such amendments and post-effective amendments and supplements to the Registration Statement and the Prospectus as may be necessary to keep the Registration Statement effective for at least the Effectiveness Period and to comply with the provisions of the 1933 Act and the 1934 Act with respect to the distribution of all of the Investor Shares covered thereby;
(c) provide copies to and permit counsel designated by the Investor to review all amendments and supplements to each Registration Statement no fewer than three (3) Business Days prior to its filing with the SEC and not file any document to which such counsel reasonably objects;
(d) furnish to the Investor and its legal counsel, without charge, (i) promptly after the same is prepared and publicly distributed, filed with the SEC, or received by the Company (but not later than two (2) Business Days after the filing date, receipt date or sending date, as the case may be) one copy of each Registration Statement and any amendment thereto, each preliminary prospectus and Prospectus and each amendment or supplement thereto, and each letter written by or on behalf of the Company to the SEC or the staff of the SEC, and each item of correspondence from the SEC or the staff of the SEC, in each case relating to such Registration Statement (other than any portion of any thereof which contains information for which the Company has sought confidential treatment), and (ii) such number of copies of a Prospectus, including a preliminary prospectus, and all amendments and supplements thereto and such other documents as the Investor may reasonably request in order to facilitate the disposition of the Investor Shares that are covered by the related Registration Statement;
(e) immediately notify the Investor of any request by the SEC for the amending or supplementing of a Registration Statement or Prospectus or for additional information;
(f) use its commercially reasonable efforts to (i) prevent the issuance of any stop order or other suspension of effectiveness and, (ii) if such order is issued, obtain the withdrawal of any such order at the earliest possible moment and notify the Company of the issuance of any such order and the resolution thereof, or its receipt of notice of the initiation or threat of any proceeding for such purpose;
(g) prior to any public offering of Investor Shares, use its commercially reasonable efforts to register or qualify or cooperate with the Investor and its counsel in connection with the registration or qualification of such Investor Shares for offer and sale under the securities or blue sky laws of such jurisdictions requested by the Investor and do any and all other commercially reasonable acts or things necessary or advisable to enable the distribution in such jurisdictions of the Investor covered by each Registration Statement and the Company shall promptly notify the Investor of any notification with respect to the suspension of the registration or qualification of any of such Investor Shares for sale under the securities or blue sky laws of such jurisdictions or its receipt of notice of the initiation or threat of any proceeding for such purpose;

(h) immediately notify the Investor, at any time prior to the end of an Effectiveness Period, upon discovery that, or upon the happening of any event as a result of which, a Registration Statement or Prospectus includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of a Prospectus, in light of the circumstances in which they were made), and promptly prepare, file with the SEC and furnish to such holder a supplement to or an amendment of such Registration Statement or Prospectus as may be necessary so that such Registration Statement or Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of such Prospectus, in light of the circumstances in which they were made);
(i) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC under the 1933 Act and the 1934 Act;  and
(j) hold in confidence and not make any disclosure of information concerning the Investor provided to the Company unless (i) disclosure of such information is necessary to comply with federal or state securities laws, (ii) the disclosure of such information is necessary to complete a Registration Statement or to avoid or correct a misstatement or omission in a Registration Statement, (iii) the release of such information is ordered pursuant to a subpoena or other final, non-appealable order from a court or governmental body of competent jurisdiction, or (iv) such information has been made generally available to the public other than by disclosure in violation of this Agreement or any other agreement, and upon learning that disclosure of such information concerning the Investor is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt written notice to the Investor and allow the Investor, at the Investor’s expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information.
9.3 Indemnification.
(a) Indemnification by the Company.  The Company will indemnify and hold harmless the Investor Parties, from and against any Losses to which they may become subject under the 1933 Act or otherwise, arising out of, relating to or based upon: (i) any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, any preliminary Prospectus, final Prospectus or other document, including any Blue Sky Application (as defined below), or any amendment or supplement thereof or any omission or alleged omission of a material fact required to be stated therein or, in the case of a Registration Statement, necessary to make the statements therein not misleading or, in the case of any preliminary Prospectus, final Prospectus or other document, necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; (ii) any Blue Sky Application or other document executed by the Company specifically for that purpose or based upon written information furnished by the Company filed in any state or other jurisdiction in order to qualify any or all of the Investor Shares under the securities laws thereof (any such application, document or information herein called a “Blue Sky Application”); (iii) any violation or alleged violation by the Company or its agents of the 1933 Act, the 1934 Act or any similar federal or state law or any rule or regulation promulgated thereunder applicable to the Company or its agents and relating to any action or inaction required of the Company in connection with the registration or the offer or sale of the Investor Shares pursuant to any Registration Statement; or (iv) any failure to register or qualify the Investor Shares included in any such Registration Statement in any state where the Company or its agents has affirmatively undertaken or agreed in writing that the Company will undertake such registration or qualification on the Investor’s behalf and will reimburse the Investor Indemnified Parties for any legal or other expenses reasonably incurred by them in connection with investigating, preparing or defending any such Losses; provided, however, that the Company will not be liable in any such case if and to the extent, but only to the extent, that any such Losses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by the Investor or any such controlling Person in writing specifically for use in such Registration Statement or Prospectus.
(b) Conduct of Indemnification Proceedings.  Any Person entitled to indemnification hereunder shall (i) give prompt notice to the indemnifying party of any claim, action, suit or proceeding with respect to which it seeks indemnification following such Person’s receipt of, or such Person otherwise become aware of, the commencement of such claim, action, suit or proceeding and (ii) permit such indemnifying party to assume the defense of such claim, action, suit or proceeding with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (A) the indemnifying party has agreed to pay such fees or expenses, (B) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such Person or (C) in the reasonable judgment of any such Person, based upon written advice of its counsel, a conflict of interest exists between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person); and provided, further, that the failure or delay of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure or delay to give notice shall materially adversely affect the indemnifying party in the defense of any such claim or litigation.  It is understood that the indemnifying party shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all such indemnified parties.  No indemnifying party will, except with the consent of the indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.
(c) Contribution.  If for any reason the indemnification provided for in the preceding paragraph (a) is unavailable to an indemnified party or insufficient to hold it harmless, other than as expressly specified therein, the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations. No Person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the 1933 Act shall be entitled to contribution from any Person not guilty of such fraudulent misrepresentation.  The indemnity and contribution agreements contained in this Section are in addition to any other rights or remedies that any indemnified party may have under applicable law, by separate agreement or otherwise.
10. RIGHTS TO FUTURE STOCK ISSUANCES.  Subject to the terms and conditions of this Section 10 and applicable securities laws, if at any time prior to the first anniversary of each Closing, the Company proposes to offer or sell any New Securities (a “Subsequent Financing”), the Company shall first offer the Investor the opportunity to purchase up to ten percent (10%) of such New Securities.  The Investor shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate among itself and its Affiliates (provided that such Affiliates are accredited investors and otherwise legally permitted to participate in such Subsequent Financings).

10.1 The Company shall give notice (the “Offer Notice”) to the Investor, stating (a) its bona fide intention to offer such New Securities, (b) the number of such New Securities to be offered, and (c) the price and terms, if any, upon which it proposes to offer such New Securities.

10.2 By notification to the Company within two (2) days after the date the Offer Notice is given (the “Notice Termination Time”), the Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to ten percent (10%) of such New Securities.  If the Company receives no such notice from the Investor as of such Notice Termination Time, the Investor shall be deemed to have notified the Company that it does not elect to participate in such Subsequent Financing. The closing of any sale pursuant to this Section 9 shall occur within five (5) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 10.3.

10.3 The Company may, during the five (5) day period following the expiration of the period provided in Section 10.2, offer and sell the remaining portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice.  If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Investors in accordance with this Section 10.

10.4 The right of first offer in this Section 10 shall not be applicable to Exempted Securities.

11. GENERAL PROVISIONS
11.1 Fees and Expenses.  Prior to the date of this Agreement, the Company has paid Lucosky Brookman LLP $15,000.  At the First Closing, the Company shall reimburse the Investor up to an additional $30,000 of actual, documented and reasonable due diligence costs and actual, documented and reasonable fees and disbursements of Lucosky Brookman LLP in connection with the preparation of the Transaction Documents, it being understood that Lucosky Brookman LLP has not rendered any legal advice to the Company in connection with the transactions contemplated hereby and that the Company has relied for such matters on the advice of its own counsel.  Except as specified above, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of the Transaction Documents. The Company shall pay all stamp and other taxes and duties levied in connection with the sale of the Notes and the Warrants.
11.2 Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section prior to 5:00 p.m. (New York time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section on a day that is not a Business Day or later than 5:00 p.m. (New York time) on any date and earlier than 11:59 p.m. (New York time) on such date, (c) the Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given.  The address for such notices and communications shall be as follows:
If to the Company:
GSE Systems, Inc.
6940 Columbia Gateway Dr.
Suite 470
Columbia, MD 21046
Telephone: (410) 970-7800
Email: Emmett.Pepe@gses.com
Attention: Emmett Pepe
With a copy (which shall not constitute notice) to:
Miles & Stockbridge P.C.
100 Light Street
Baltimore, MD 21202
Attn: Scott Wilson
Telephone: 410.385.3590
Email: swilson@milesstockbridge.com

And
Miles & Stockbridge P.C.
1201 Pennsylvania Avenue NW
Suite 900
Washington, DC 20004
Attn: Benjamin D. Horowicz
Telephone: 202.524.8054
Email: bhorowic@milesstockbridge.com

If to the Investor:
Lind Global Fund II LP
c/o The Lind Partners LLC
444 Madison Avenue, Floor 41
New York, NY 10022
Telephone: (646) 395-3931
Email: jeaston@thelindpartners.com and
            notice@thelindpartners.com
Attention: Jeff Easton

With a copy (which shall not constitute notice) to:
Lucosky Brookman LLP
101 Wood Avenue South
Fifth Floor
Woodbridge, NJ
Telephone: (732) 395-4400
Email: sbrookman@lucbro.com
Attention: Seth Brookman
or such other address as may be designated in writing hereafter, in the same manner, by such Person.
11.3 Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby.
11.4 Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without reference to principles of conflict of laws or choice of laws.
11.5 Jurisdiction and Venue.  Any action, proceeding or claim arising out of, or relating in any way to this Agreement shall be brought and enforced in the New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York.  The Company and the Investor irrevocably submit to the jurisdiction of such courts, which jurisdiction shall be exclusive, and hereby waive any objection to such exclusive jurisdiction or that such courts represent an inconvenient forum.  The prevailing party in any such action shall be entitled to recover its reasonable and documented attorneys’ fees and out-of-pocket expenses relating to such action or proceeding.
11.6 WAIVER OF RIGHT TO JURY TRIAL.  THE COMPANY AND THE INVESTOR HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.
11.7 Survival.  The representations, warranties, agreements and covenants contained herein shall survive each Closing and the delivery of the Securities.
11.8 Entire Agreement.  The Transaction Documents, together with the Exhibits and Schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.
11.9 Amendments; Waivers.  No provision of this Agreement may be waived or amended except in a written instrument signed by the Company and the Investor. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.
11.10 Construction.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.  This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the Transaction Documents.
11.11 Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the Company and the Investor and their respective successors and assigns.  The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Investor.  The Investor may assign any or all of its rights under this Agreement to any Person to whom the Investor assigns or transfers any Securities, provided such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions hereof that apply to the “Investor” and such transferee is an accredited investor.
11.12 No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.
11.13 Further Assurances.  Each party hereto shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
11.14 Counterparts.  This Agreement may be executed in two identical counterparts, both of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.  Signature pages delivered by facsimile or e-mail shall have the same force and effect as an original signature.
11.15 Specific Performance.  The Company acknowledges that monetary damages alone would not be adequate compensation to the Investor for a breach by the Company of this Agreement and the Investor may seek an injunction or an order for specific performance from a court of competent jurisdiction if (a) the Company fails to comply or threatens not to comply with this Agreement or (b) the Investor has reason to believe that the Company will not comply with this Agreement.

[Signature Page Follows]
IN WITNESS WHEREOF, the undersigned have executed this Securities Purchase Agreement as of the date first set forth above.
COMPANY:		INVESTOR:

GSE SYSTEMS, INC.		LIND GLOBAL FUND II LP

By:	/s/ Emmett Pepe	By:	/s/ Jeff Easton
Name: Emmett Pepe		Name:	Jeff Easton
Title: Chief Financial Officer		Title:	Managing Member of Lind Global Partners II LLC, General Partner